Exhibit 5.1

July 15, 2011

Zillow, Inc.

999 Third Avenue, Suite 4600

Seattle, Washington 98104

Re:	Registration Statement on Form S-1
File No. 333-173570

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), by Zillow, Inc., a Washington corporation (the “Company”), with respect to the sale in an underwritten public offering of up to 3,981,300 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), including up to 519,300 shares of Class A Common Stock for which the underwriters have been granted an over-allotment option (the “Shares”). The Shares are to be sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), which is referred to in the Registration Statement, between you and the underwriters named therein.

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies and (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that, upon the effectiveness of the Company’s Amended and Restated Articles of Incorporation, a form of which has been filed as an exhibit to the Registration Statement, and assuming (i) due action of the pricing committee of the Board of Directors of the Company, (ii) the continued effectiveness of the Registration Statement, (iii) the due execution by the Company and registration by its registrar of the Shares, (iv) the offering and sale of the Shares, as contemplated by the Registration Statement and any amendments thereto and in accordance with the Underwriting Agreement and (v) receipt by the Company of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

Zillow, Inc.

July 15, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm in the prospectus of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ PERKINS COIE LLP